UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A Information

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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WESTLAKE CHEMICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESTLAKE CHEMICAL CORPORATION

2801 Post Oak Blvd.

Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 14, 2009

To the Stockholders:

The annual meeting of stockholders of Westlake Chemical Corporation (the “Company” or “Westlake”) will be held at the Westlake Center Annex, 2801 Post Oak Blvd., Houston, Texas 77056, on Thursday, May 14, 2009 at 9:00 a.m. local time for the following purposes:

(1)	To elect two members of the Board of Directors for the terms described in the Proxy Statement;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

(3)	To act upon any other matters that may properly come before the annual meeting.

The Board of Directors has fixed the close of business on Monday, March 30, 2009, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.

All stockholders are requested to be present in person or by proxy. For the convenience of those stockholders who do not expect to attend the annual meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no postage is required, are enclosed. You may also vote by the Internet or telephone. Any stockholder may revoke the proxy for any reason and at any time before it is voted.

Please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose, whether or not you plan to attend the annual meeting.

Voting by the Internet or telephone is fast, convenient and your vote is immediately confirmed and tabulated. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Please do not return the enclosed proxy if you are voting over the Internet or by telephone.

VOTE BY INTERNET American Stock Transfer & Trust Company http://www.voteproxy.com 24 hours a day/7 days a week	VOTE BY TELEPHONE American Stock Transfer & Trust Company 1-800-PROXIES via touch tone phone toll-free 24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on May 13, 2009. Have your proxy card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on May 13, 2009. Have your proxy card in hand when you call and then follow the instructions.

Your cooperation is appreciated, since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By Order of the Board of Directors

Stephen Wallace

Vice President, General Counsel and Secretary

Dated: April 10, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 14, 2009.

This Proxy Statement, our annual report to stockholders and other proxy materials are available on our Web site at www.westlake.com/report2009 and www.westlake.com/proxy2009.

WESTLAKE CHEMICAL CORPORATION

2801 Post Oak Blvd.

Houston, Texas 77056

PROXY STATEMENT

For Annual Meeting of Stockholders To Be Held on May 14, 2009

GENERAL MATTERS

This Proxy Statement and the accompanying form of proxy are being furnished to the stockholders of Westlake Chemical Corporation (the “Company” or “Westlake”) on or about April 10, 2009 in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders to be held on Thursday, May 14, 2009 at 9:00 a.m. local time at the Westlake Center Annex, 2801 Post Oak Blvd., Houston, Texas 77056, and any adjournment of the annual meeting.

The following matters will be acted upon at the annual meeting:

(1)	To elect two members of the Board of Directors for the terms described herein;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

(3)	To act upon any other matters that may properly come before the annual meeting.

Our Board of Directors does not know of any other business to be brought before the annual meeting, but if any other business is properly brought before the annual meeting, proxies will be voted upon those matters in accordance with the judgment of the person or persons acting under the proxies.

The accompanying Notice of Annual Meeting of Stockholders, this Proxy Statement and the form of proxy are being first sent to stockholders on or about April 10, 2009.

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Directors unanimously recommends a vote:

(1)	FOR the nominees for director listed in these materials and on the proxy; and

(2)	FOR the ratification of the appointment of the Company’s independent registered public accounting firm.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A stockholder giving a proxy has the power to revoke it at any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the annual meeting.

Only stockholders of record at the close of business on March 30, 2009, also referred to as the record date, will be entitled to vote at the annual meeting. At the close of business on the record date, there were 65,924,043 shares of common stock, par value $0.01 per share, outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Stockholders do not have cumulative voting rights in the election of directors.

A majority of the common stock entitled to vote at the annual meeting, present either in person or by proxy, will constitute a quorum. Abstentions and “broker non-votes” will be counted as present for purposes of determining whether there is a quorum present at the meeting. Shares held by a broker or other nominee as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes.” Directors are elected by a plurality of the votes cast. Abstentions will not be included in the total of votes cast and will not affect the outcome of the vote. The affirmative vote of a majority of the votes cast at the annual meeting, either in person or by proxy, is required for the approval of the proposal to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions on the proposal to ratify the appointment of PricewaterhouseCoopers LLP will be counted as a vote against the proposal.

In addition to mailing this material to the stockholders, the Company has asked banks and brokers to forward copies to persons for whom they hold common stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the annual meeting. The Company has engaged American Stock Transfer & Trust Company to tabulate voting results.

INFORMATION REGARDING BOARD OF DIRECTORS

INDEPENDENCE OF DIRECTORS

As of the date of this Proxy Statement, TTWF LP, our principal stockholder, owns 69.8% of the outstanding common stock of the Company. Under the corporate governance rules of the New York Stock Exchange, we are considered to be controlled by TTWF LP. As a controlled company, we are eligible for exemptions from provisions of these rules requiring a majority of independent directors, nominating and governance and compensation committees composed entirely of independent directors and written nominating and governance and compensation committee charters addressing specified matters. We have elected to take advantage of certain of these exemptions. In the event that we cease to be a controlled company within the meaning of these rules, we will be required to comply with these provisions after the specified transition periods.

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Messrs. E. William Barnett, Robert T. Blakely, Max L. Lukens and H. John Riley, Jr. are independent from our management, as “independence” is defined by the rules and regulations of the Securities & Exchange Commission (“SEC”) and the listing standards of the New York Stock Exchange. This means that none of these directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us and that none of the express disqualifications contained in the New York Stock Exchange rules applies to any of them.

EXECUTIVE SESSIONS

The Company’s governance guidelines require that non-management directors meet at regularly scheduled executive sessions without management. At these meetings of non-management directors, the non-management directors have decided that the non-management director that presides over the meeting will rotate among the non-management directors.

Since one of the non-management directors is not independent, the Company’s governance guidelines require that the independent directors meet at least once a year. At these meetings of independent directors, the independent directors have decided that the independent director that presides over the meeting will rotate among the independent directors.

Stockholders and other interested parties may communicate with these directors in the manner described under “Communications with Directors” below.

COMMITTEES OF THE BOARD OF DIRECTORS

The Audit Committee

The Audit Committee of the Board of Directors is comprised of Robert T. Blakely (chairman), E. William Barnett, Max L. Lukens and H. John Riley, Jr. All current Audit Committee members are “independent” as defined by the listing standards of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934. The board has determined that each of Messrs. Blakely, Lukens and Riley is an “audit committee financial expert” as that term is defined by SEC regulations. The primary functions of the Audit Committee are to review the adequacy of the system of internal controls and management information systems, to review the results of our independent registered public accounting firm’s quarterly reviews of our interim financial statements, and to review the planning and results of the annual audit with our independent registered public accounting firm. This Committee held seven meetings in 2008. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee charter is publicly available on our Web site at: http://www.westlake.com under “Investor Relations—Corporate Governance.”

The Compensation Committee

The Compensation Committee of the Board of Directors is comprised of Albert Chao, Dorothy C. Jenkins, Max L. Lukens (chairman) and H. John Riley, Jr. Since Westlake is considered to be controlled by the principal stockholder under New York Stock Exchange rules, all Compensation Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. Albert Chao and Dorothy C. Jenkins are not “independent” as defined by those listing standards. The Compensation Committee’s primary functions include overseeing our executive compensation, director compensation and equity and performance incentive compensation plans and policies. This Committee held five meetings in 2008. The Compensation Committee has adopted a written charter. The Compensation Committee charter is publicly available on our Web site at: http://www.westlake.com under “Investor Relations—Corporate Governance.”

The Nominating and Governance Committee

The Nominating and Governance Committee is comprised of E. William Barnett (chairman), Albert Chao, James Chao and Robert T. Blakely. Since Westlake is considered to be controlled by the principal stockholder under New York Stock Exchange rules, all Nominating and Governance Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. Albert Chao and James Chao are not “independent” as defined by those listing standards. The Nominating and Governance Committee’s primary functions are (1) to identify individuals qualified to become directors of the Company, (2) to recommend to the Board of Directors director candidates to fill vacancies on the Board of Directors and to stand for election by the stockholders at the annual meeting of stockholders, (3) to recommend committee assignments for directors, (4) to monitor and annually assess the performance of the Board of Directors and its committees, and (5) to develop and recommend to the Board of Directors appropriate corporate governance policies, practices and procedures for the Company. In assessing the qualifications of prospective nominees to serve as directors, the committee will consider, in addition to any criteria set forth in the Bylaws of the Company, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective director, and commitment to acting in the best interests of the Company and its stockholders. This Committee held four meetings in 2008. The Nominating and Governance Committee has the authority to retain an executive search firm as needed to identify director candidates. The Nominating and Governance Committee has adopted a written charter. The charter is publicly available on our Web site at: http://www.westlake.com under “Investor Relations—Corporate Governance.”

The Nominating and Governance Committee will consider nominees recommended by stockholders. Any recommendation should be addressed in writing to the Nominating and Governance Committee, Westlake Chemical Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. Recommendations for potential nominees may come from any source, including members of the Board of Directors, stockholders, self-recommendations or search firms. All persons recommended for a vacant or new Board position will be given equal consideration regardless of the source of the recommendation.

CORPORATE GOVERNANCE

We have a Code of Ethics that applies to our principal executive officer, principal financial officer and principal accounting officer, a Code of Conduct that applies to all directors, officers and employees and Principles of Corporate Governance. You can find the above-referenced documents by visiting our Web site: http://www.westlake.com under “Investor Relations—Corporate Governance.” We will post on our Web site any amendments to such documents as well as any waivers that are required to be disclosed by the rules of either the SEC or the New York Stock Exchange.

You may also obtain a printed copy of the material mentioned above and the charters of our Board committees by contacting us at the following address:

Westlake Chemical Corporation

Attn: Investor Relations

2801 Post Oak Boulevard

Houston, Texas 77056-6105

(713) 960-9111

COMMUNICATIONS WITH DIRECTORS

Any interested party is welcome to communicate with any one or all of our directors by writing to the director or directors, Westlake Chemical Corporation, c/o Corporate Secretary, 2801 Post Oak Blvd., Houston, Texas 77056. The Corporate Secretary will forward these communications to the addressee. If any interested party would like to communicate with the non-management directors as a group, the interested party should address such communication as follows: Non-management Directors, c/o Corporate Secretary, Westlake Chemical Corporation, 2801 Post Oak Blvd., Houston, Texas 77056. Upon receipt, Westlake’s Corporate Secretary will forward the communication, unopened, to one of the non-management and independent directors. The non-management director will, upon review of the communication, make a determination as to whether it should be brought to the attention of the other non-management directors and whether any response should be made to the person sending the communication, unless the communication was made anonymously.

MEETING ATTENDANCE

The Board of Directors held six meetings in 2008. The Board of Directors also acts by unanimous consent from time to time. During 2008, all of our directors attended at least 75% of the total number of meetings of the Board of Directors and any committee on which he or she served during the periods that he or she served. Westlake encourages its directors to attend the annual meeting of stockholders. Seven directors attended our annual meeting of stockholders in 2008.

COMPENSATION OF DIRECTORS

Directors who are also full-time officers or employees of Westlake or affiliates of our principal stockholder receive no additional compensation for serving as directors. All other directors receive an annual retainer of $65,000. The Audit Committee chairman receives an additional annual retainer of $13,500, the Compensation Committee chairman receives an additional annual retainer of $9,000, and the Nominating and Governance Committee chairman receives an additional annual retainer of $7,500.

Under the 2004 Omnibus Incentive Plan (the “2004 Plan”), the Board of Directors, effective August 15, 2008, authorized the issuance of 1,609 shares of restricted stock to each outside director. The shares of restricted stock will vest in three equal installments on August 15, 2009, 2010 and 2011, subject to the grantee’s continuous position as a director of Westlake. In addition, effective August 15, 2008, the outside directors each received options to purchase 3,826 shares of common stock with an exercise price of $20.825. These options vest in four equal installments on August 15, 2009, 2010, 2011 and 2012, subject to the grantee’s continued position as a director of Westlake.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2008:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)		Option Awards(2) ($)		All Other Compensation(3) ($)	Total ($)
E. William Barnett	$65,000	$20,854	(4)	$12,403	(5)	$410	$98,667
Robert T. Blakely	$70,250	$25,578	(6)	$12,403	(7)	$450	$108,681
Dorothy C. Jenkins	$57,500	$25,578	(8)	$12,403	(9)	$450	$95,931
Max L. Lukens	$65,375	$25,578	(10)	$12,403	(11)	$450	$103,806
H. John Riley, Jr.	$57,500	$4,188	(12)	$3,217	(13)	$169	$65,074

(1)	These amounts represent the compensation cost recognized by us in 2008 related to restricted stock awards to our directors, calculated in accordance with Statement of Financial Accounting Standards No. 123(R). For a discussion of the related valuation assumptions, please see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.
(2)	These amounts represent the compensation cost recognized by us in 2008 related to stock option awards to our directors, calculated in accordance with Statement of Financial Accounting Standards No. 123(R). For a discussion of the related valuation assumptions, please see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.
(3)	All other compensation amounts represent dividend payments with respect to shares of restricted stock that were paid to the directors before the vesting of the shares.
(4)	Mr. Barnett was granted 1,609 shares of restricted stock in 2008 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $33,507. As of December 31, 2008, Mr. Barnett had 2,501 shares of unvested restricted stock.
(5)	Mr. Barnett was granted stock options to purchase 3,826 shares of common stock in 2008 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $34,319. As of December 31, 2008, Mr. Barnett had outstanding options to purchase 7,091 shares of common stock.
(6)	Mr. Blakely was granted 1,609 shares of restricted stock in 2008 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $33,507. As of December 31, 2008, Mr. Blakely had 2,501 shares of unvested restricted stock.
(7)	Mr. Blakely was granted stock options to purchase 3,826 shares of common stock in 2008 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $34,319. As of December 31, 2008, Mr. Blakely had outstanding options to purchase 9,850 shares of common stock.
(8)	Ms. Jenkins was granted 1,609 shares of restricted stock in 2008 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $33,507. As of December 31, 2008, Ms. Jenkins had 2,501 shares of unvested restricted stock.
(9)	Ms. Jenkins was granted stock options to purchase 3,826 shares of common stock in 2008 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $34,319. As of December 31, 2008, Ms. Jenkins had outstanding options to purchase 9,850 shares of common stock.
(10)	Mr. Lukens was granted 1,609 shares of restricted stock in 2008 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $33,507. As of December 31, 2008, Mr. Lukens had 2,501 shares of unvested restricted stock.

(11)	Mr. Lukens was granted stock options to purchase 3,826 shares of common stock in 2008 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $34,319. As of December 31, 2008, Mr. Lukens had outstanding options to purchase 9,850 shares of common stock.
(12)	Mr. Riley was granted 1,609 shares of restricted stock in 2008 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $33,507. As of December 31, 2008, Mr. Riley had 1,609 shares of unvested restricted stock.
(13)	Mr. Riley was granted stock options to purchase 3,826 shares of common stock in 2008 with a grant date fair value, calculated in accordance with Statement of Financial Accounting Standards No. 123(R), of $34,319. As of December 31, 2008, Mr. Riley had outstanding options to purchase 3,826 shares of common stock.

We expect that the cash retainer for our independent directors will remain the same in 2009.

PROPOSAL 1—ELECTION OF CLASS II DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the Board of Directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors constituting the Board of Directors, with each class to serve for a term of three years. The following nominees, each of whom is an incumbent Class II director and was nominated by our Nominating and Governance Committee, are proposed for election in Class II, to serve until the annual meeting of stockholders in 2012, or until their successors are elected and qualified:

•	James Chao

•	H. John Riley, Jr.

Unless instructed otherwise, the proxies will be voted for the election of the two nominees named above. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the Board of Directors, although management is not aware of any circumstance likely to render any of the named nominees unavailable for election.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS CLASS II DIRECTORS.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS

Class II Directors Serving Until 2012

James Chao (age 61). Mr. Chao has been our Chairman of the Board since July 2004 and became a director in June 2003. From May 1996 to July 2004, he served as our Vice Chairman of the Board. Mr. Chao also has responsibility for the oversight of our Vinyls business. Mr. Chao has over 35 years of international experience in the chemical industry. In June 2003, he was named Chairman of Titan Chemicals Corp. Bhd and previously served as Titan’s Managing Director. He has served as a Special Assistant to the Chairman of China General Plastics Group and worked in various financial, managerial and technical positions at Mattel Incorporated, Developmental Bank of Singapore, Singapore Gulf Plastics Pte. Ltd. and Gulf Oil Corporation. Mr. Chao, along with his brother Albert Chao, assisted their father T.T. Chao in founding Westlake and served as Westlake’s first president from 1985 to 1996. Mr. Chao received his Bachelor of Science degree from Massachusetts Institute of Technology and an M.B.A. from Columbia University.

H. John Riley, Jr. (age 68). Mr. Riley was appointed as one of our directors on November 30, 2007. Mr. Riley served as Chairman of the Board of Directors of Cooper Industries, Ltd., from May 1996 until February 2006 and served as its Chief Executive Officer from September 1995 to May 2005. He was President of

Cooper Industries, Ltd. from 1992 to 2004, its Chief Operating Officer from 1992 to 1995 and its Executive Vice President, Operations from 1982 to 1992. He was associated with Cooper Industries, Ltd. for more than 40 years. In addition, he currently serves as a director of Baker Hughes Incorporated, Allstate Corporation and Post Oak Bank, N.A. He is a trustee of the Museum of Fine Arts in Houston and a trustee of Syracuse University. Mr. Riley holds a B.S. in Industrial Engineering from Syracuse University. He also completed the Harvard University Advanced Management Program.

OTHER DIRECTORS

Class III Directors Serving Until 2010

E. William Barnett (age 76). Mr. Barnett has been a director since June 2006. Mr. Barnett has served for over four decades as an attorney specializing in commercial and antitrust law with Baker Botts L.L.P., from which he retired in 2004. He served as Managing Partner of the law firm from 1984 to 1998. Mr. Barnett has extensive public company and community-based board experience. He is currently a director of Reliant Energy, Inc. and Enterprise Products GP LLC. He is a member of the Audit Committee for both of these companies. Additionally, he is a former Chairman of the Board of Trustees of Rice University. Currently, he is Chairman of the Baker Institute Advisory Board at Rice University, director of the Greater Houston Partnership, and past Chairman and current director of the Houston Zoo, Inc. He is also a director of the Center for Houston’s Future and St. Luke’s Episcopal Health Systems, on the Advisory Board of the Methodist Hospital Center for Performing Arts Medicine and a Life Trustee of the University of Texas Law School Foundation. Mr. Barnett holds a B.A. from Rice University and LL.B. from the University of Texas-Austin.

Robert T. Blakely (age 67). Mr. Blakely has been a director since August 2004. Mr. Blakely served as Chief Financial Officer of the Federal National Mortgage Association (Fannie Mae) from January 2006 until August 2007. He served as Fannie Mae’s Executive Vice President from January 2006 until January 2008. His prior positions include: Executive Vice President and Chief Financial Officer of MCI, Inc. from April 2003 to January 2006; President of Performance Enhancement Group, Ltd. from July 2002 to April 2003; Executive Vice President and Chief Financial Officer of Lyondell Chemical Company from November 1999 to June 2002; Executive Vice President of Tenneco Inc. from 1996 to November 1999 and Chief Financial Officer from 1981 to November 1999; and Managing Director of Morgan Stanley & Co. from 1980 to 1981 and an employee from 1970. He currently serves on the Board of Directors of Natural Resource Partners L.P. and is a trustee of Cornell University. He has been a Trustee of the Financial Accounting Federation since January 2007. In addition, Mr. Blakely was a Member of the Financial Accounting Standards Advisory Council from 1999 to 2003. He holds a B.M.E. degree in mechanical engineering and a M.B.A. in business administration from Cornell University and a Ph.D. from the Massachusetts Institute of Technology.

Albert Chao (age 59). Mr. Chao has been our President since May 1996 and a director since June 2003. Mr. Chao became our Chief Executive Officer in July 2004. Mr. Chao has over 30 years of international experience in the chemical industry. In 1985, Mr. Chao assisted his father T.T. Chao and his brother James Chao in founding Westlake, where he served as Executive Vice President until he succeeded James Chao as President. He has held positions in the Controller’s Group of Mobil Oil Corporation, in the Technical Department of Hercules Incorporated, in the Plastics Group of Gulf Oil Corporation and has served as Assistant to the Chairman of China General Plastics Group and Deputy Managing Director of a plastics fabrication business in Singapore. He is also a director of Titan Chemicals Corp. Bhd. Mr. Chao is a trustee emeritus of Rice University. Mr. Chao received a bachelor’s degree from Brandeis University and an M.B.A. from Columbia University.

Class I Directors Serving Until 2011

Dorothy C. Jenkins (age 63). Ms. Jenkins has been a director since June 2003. For the past five years, Ms. Jenkins has managed her personal investments. She is also a member of the board of various civic and charitable organizations including Wellesley College and The Bok Tower Foundation. Ms. Jenkins is the sister of

James Chao and Albert Chao. She is a graduate of Wellesley College and holds a B.S. in Mathematics with additional graduate studies in Mathematics at the University of South Florida.

Max L. Lukens (age 60). Mr. Lukens has been a director since August 2004. Since May 2006, Mr. Lukens has managed his personal investments. Mr. Lukens served as President and Chief Executive Officer of Stewart & Stevenson Services, Inc. until May 2006 and prior to that served as its Chairman of the Board from December 2002 to March 2004, and Interim Chief Executive Officer and President, from September 2003 to March 2004. He was also previously employed by Baker Hughes Incorporated from 1981 to January 2000, where he served as Baker Hughes’ Chairman of the Board, President and Chief Executive Officer from 1997 to January 2000. In addition, he currently serves on the Board of Directors and the Audit Committee of NCI Building Systems, Inc. He is the treasurer of The Children’s Museum of Houston. Mr. Lukens was a Certified Public Accountant with Deloitte Haskins & Sells for 10 years and received both his B.S. and M.B.A. degrees from Miami University of Ohio.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table lists information about the number of shares of common stock beneficially owned by each director, each named executive officer listed in the summary compensation table included later in this Proxy Statement, and all of our directors and executive officers as a group. Shares of stock are “beneficially owned” by a person if the person directly or indirectly has or shares the power to vote or dispose of the shares, regardless of whether the person has any economic interest in the shares. A person also beneficially owns shares as to which the person has the right to acquire beneficial ownership within 60 days.

All information in the table is as of March 30, 2009 and is based upon information supplied by the directors and officers. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Directors and Named Executive Officers	Direct(2)	Other		Percent of Class
E. William Barnett	4,514	0		*
Robert T. Blakely	8,054	0		*
M. Steven Bender	41,188	0		*
Albert Chao	201,633	46,005,277	(3)(4)	70.1%
James Chao	171,505	46,005,277	(4)(5)	70.1%
Dorothy C. Jenkins	13,054	46,005,277	(4)	69.8%
Max L. Lukens	8,054	0		*
George J. Mangieri	37,180	0		*
Wayne D. Morse	35,525	0		*
H. John Riley, Jr.	1,609	0		*
All directors and executive officers as a group (15 persons, including those listed above)	662,899	46,005,277		70.8%

*	Less than 1% of the outstanding shares of common stock.
(1)	None of the shares beneficially owned by our directors or officers are pledged as security.
(2)	The amounts include shares of common stock that may be acquired within 60 days from March 30, 2009 through the exercise of options held by Mr. Barnett (1,152), Mr. Blakely (3,911), Mr. Bender (6,994), Mr. Albert Chao (98,562), Mr. James Chao (74,642), Ms. Jenkins (3,911), Mr. Lukens (3,911), Mr. Mangieri (10,056), Mr. Morse (10,543), and all directors and executive officers as a group (254,711). The amounts also include unvested shares of restricted stock held by Mr. Barnett (2,501), Mr. Blakely (2,501), Mr. Bender (32,673), Mr. Albert Chao (93,010), Mr. James Chao (68,589), Ms. Jenkins (2,501), Mr. Lukens (2,501), Mr. Mangieri (26,137), Mr. Morse (24,696), Mr. Riley (1,609), and all directors and executive officers as a group (349,500), over which such persons have sole voting power but no dispositive power.
(3)	Does not include common stock of the Company owned directly by James Chao and 20,000 shares of common stock owned by Albert Chao’s mother. Albert Chao shares a household with his mother and James Chao, but he disclaims beneficial ownership of these shares.
(4)

Two trusts for the benefit of members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao, are the managers of TTWFGP LLC, a Delaware limited liability company, which is the general partner of TTWF LP. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao. James Chao, Dorothy Jenkins, Albert Chao, TTWF LP and TTWFGP LLC share voting and dispositive power with respect to the shares of our common stock beneficially owned by TTWF LP. James Chao, Dorothy Jenkins and Albert Chao disclaim beneficial ownership of the 46,005,277 shares held by TTWF LP except to the extent of their respective pecuniary interest therein.
(5)	Does not include common stock of the Company owned directly by Albert Chao and 20,000 shares of common stock owned by James Chao’s mother. James Chao shares a household with his mother and Albert Chao, but he disclaims beneficial ownership of these shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth each person known to Westlake who is the beneficial owner of 5% or more of the outstanding shares of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
TTWF LP (1) 2801 Post Oak Boulevard Houston, Texas 77056	46,005,277	70.1%

Royce & Associates, LLC (2) 1414 Avenue of the Americas New York, NY 10019	4,053,182	6.2%

Franklin Resources, Inc. (3) One Franklin Parkway San Mateo, CA 94403-1906	4,550,900	6.9%

Dimensional Fund Advisors LP (4) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	3,497,377	5.3%

Third Avenue Management LLC (5) 622 Third Avenue, 32nd Floor New York, NY 10017	4,119,023	6.3%

(1)	Two trusts for the benefit of members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao, are the managers of TTWFGP LLC, a Delaware limited liability company, which is the general partner of TTWF LP. The limited partners of TTWF LP are five trusts principally for the benefit of members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao and two corporations owned, indirectly or directly, by certain of these trusts and by other entities owned by members of the Chao family, including James Chao, Dorothy Jenkins and Albert Chao. TTWF LP and TTWFGP LLC each have shared voting power and shared dispositive power over 46,005,277 shares. As of March 30, 2009, James Chao had sole voting power and sole dispositive power over 102,916 shares, sole voting and no dispositive power over 68,598 shares, and shared voting power and shared dispositive power over 46,005,277 shares. Dorothy C. Jenkins had sole voting power and sole dispositive power over 13,054 shares, sole voting power and no dispositive power over 2,501 shares, and shared voting power and shared dispositive power over 46,005,277 shares. Albert Chao had sole voting power and sole dispositive power over 108,623 shares, sole voting and no dispositive power over 93,010 shares, and shared voting power and shared dispositive power over 46,005,277 shares. James Chao, Dorothy C. Jenkins and Albert Chao disclaim beneficial ownership of the 46,005,277 shares held by TTWF LP except to the extent of their respective pecuniary interest therein.
(2)	Based on a Schedule 13G/A filed with the SEC on January 30, 2009. According to the filing, Royce & Associates, LLC, an investment adviser, has sole voting power and sole dispositive power over 4,053,182 shares and shared voting power and shared dispositive power over no shares.
(3)	Based on a Schedule 13G/A filed with the SEC on February 9, 2009. According to the filing by Franklin Resources, Inc. and its affiliates, Franklin Advisory Services, LLC, an investment adviser, has sole voting power over 4,455,600 shares, shared voting power over no shares, sole dispositive power over 4,450,900 shares and shared dispositive power over no shares, and Charles B. Johnson and Rupert H. Johnson Jr. each owns in excess of 10% of the outstanding common stock of Franklin Resources, Inc. (“FRI”) and are the principal stockholders of FRI and may be deemed the beneficial owners of the shares over which Franklin Advisory Services LLC has voting and dispositive power. The address of Franklin Advisory Services LLC is One Parker Plaza, Ninth Floor, Fort Lee NJ 07024-2938.

(4)	Based on a Schedule 13G filed with the SEC on February 9, 2009. According to the filing, Dimensional Fund Advisors LP, an investment adviser, has sole voting power over 3,392,550 shares, shared voting power over no shares, and has sole dispositive power over 3,497,377 shares and shared dispositive power over no shares.
(5)	Based on a Schedule 13G filed with the SEC on February 13, 2009. According to the filing, Third Avenue Management LLC has sole voting power and sole dispositive power over 4,119,023 shares and shared voting power and dispositive power over no shares.

COMPENSATION DISCUSSION AND ANALYSIS

A discussion and analysis of the Company’s executive compensation philosophy, objectives and underlying program is presented below. This discussion includes a review of the following:

•	Compensation Committee Oversight

•	External Advisors

•	The Deliberative Process

•	Compensation Philosophy and Program Objectives

•	Elements of the Program; Internal Pay Equity

•	Executive Performance

•	Post-Employment Programs

•	Employment Agreements and Change-in-Control and Severance Arrangements

•	Deferred Compensation Programs

Compensation Committee Oversight

The Board of Directors has established a Compensation Committee (the “Committee”) to review and provide oversight of the compensation programs of the Company and the compensation of the Principal Executive Officer (the “PEO”), the other officers named in the Summary Compensation Table (together with the PEO, the “Named Executive Officers” or the “NEOs”) and other employees designated as executive officers of the Company (collectively, the “Executives”).

Since Westlake is considered to be controlled by its principal stockholder under New York Stock Exchange rules, all Committee members are not required to be independent as defined by the listing standards of the New York Stock Exchange. The Committee is currently composed of two independent board members, one of whom serves as the Committee’s chair, and two non-independent members of the Board, one of whom is the PEO and the other of whom is the sister of the PEO and the Chairman of the Board.

The Committee operates under the provisions of a charter and meets periodically throughout the year. The Committee’s duties include the following:

•

reviewing and approving the corporate goals and objectives relevant to the PEO’s compensation annually, evaluating the PEO’s performance in light of the goals and objectives and determining the PEO’s compensation level based upon the performance evaluation and other relevant factors;

•	reviewing and approving the PEO’s assessment of, and compensation recommendations for, the NEOs and other Executives;

•

administering and making recommendations to the Board with respect to the design of the Company’s incentive compensation plans, equity-based plans and other compensation and benefit plans and the issuance of stock and other awards under these plans;

•	reviewing and making recommendations to the Board with respect to the fees and other compensation received by directors and board committee members;

•	reviewing matters related to the succession plan for the PEO and other Executives of the Company;

•	reviewing and approving employment agreements for Executives and change-in-control protection offered to non-Executive employees of the Company; and

•	producing a compensation committee report to be included in the annual proxy statement of the Company as required by applicable rules and regulations.

External Advisors

To assist the Committee in respect of its oversight responsibilities, the Committee periodically utilizes the services of independent third-party compensation consultants to conduct compensation surveys and determine compensation trends, analyze and assess the Company’s compensation systems and programs, review current legal, accounting and administrative matters associated with executive compensation and offer opinions as to the effectiveness and competitiveness of the program. In this regard, beginning in 2005 and continuing to the present, the Committee has engaged the services of Towers Perrin as its compensation consultant to advise the Committee on executive compensation matters. Towers Perrin assists the Committee by providing comparative market data on compensation programs and practices of peer competitors, the broader-based chemical industry and the general industry. In addition, Towers Perrin also assists the Company with general compensation consultation regarding employees other than the NEOs.

The Deliberative Process

In establishing target executive compensation, the Committee has selected a set of peer group companies (the “Peer Group”) that is used as one of the means in helping to establish executive compensation targets. The companies that comprise the Peer Group are selected annually from among companies within the chemical industry of relative comparable size to Westlake, with executive positions of similar scope and responsibility and from among companies with which Westlake may compete for executive talent. The following companies make up the Peer Group used by the Committee in 2008: Albemarle Corporation, Cabot Corporation, Celanese AG, Chemtura Corporation, Cytec Industries Inc., Eastman Chemical Company, FMC Corporation, Georgia Gulf Corporation, Hercules Incorporated, Huntsman Corporation, Kronos Worldwide, Inc., The Lubrizol Corporation, Nalco Holding Company, Nova Chemicals Corp., Olin Corporation, PolyOne Corporation, Rockwood Holdings, Inc., Solutia Inc. and W.R. Grace & Co. Among the Peer Group, Westlake is approximately at the median of the group in revenue and market capitalization data. The Committee may add or replace companies in the Peer Group each year to reflect changes in the size and or business profile of the companies to help ensure that companies more comparable in size and business profile to the Company are included.

In addition to referring to the Peer Group, each year Towers Perrin utilizes survey data from proprietary general industry and chemical industry databases that compares the compensation of executives in similar positions to the NEOs (the “Market Survey”). This Market Survey is used in conjunction with the Peer Group data (collectively, the “Reference Points”) to help validate the market findings and more specifically establish market compensation rates for positions for which there are limited Peer Group data and/or for positions that are not industry-specific and for which the Company would need to recruit on a broader basis (for instance, Chief Financial Officer). Finally, in establishing the target executive compensation, the Committee takes a total compensation view to include base pay, cash bonuses and long-term incentive and equity awards, so that as long as the composite total compensation of an NEO is competitive with the Reference Points, individual components may fall below or above the median of the Reference Points. In conducting its surveys for the Reference Points, Towers Perrin reports directly to the Committee on each component and on a composite total compensation basis.

The Committee meets annually in February to specifically address the compensation of the PEO, other NEOs and other Executives. During this meeting, the Committee reviews the achievement of the Company’s goals and objectives, including the Company’s performance relative to its competitors within the commodity chemical industry, including those direct competitors within the Peer Group, and the Committee reviews the Reference Points as well as individual performance factors established by Committee for the PEO and the factors established by the PEO in setting and approving the other NEO’s compensation. During this deliberation, the PEO is excused from the meeting to allow the other members of the Committee to deliberate independently regarding the PEO’s compensation. The PEO then presents his recommendations to the Committee regarding the compensation to be provided to the other NEOs and other Executives. The PEO and the Committee, after considering data from the Reference Points and individual performance factors, set the compensation for these Executives.

Compensation Philosophy and Program Objectives

The Company has designed and maintains a comprehensive executive compensation program as a means of:

•	attracting, rewarding and retaining top executive talent in support of the Company’s vision, mission and objectives;

•	maintaining market competitiveness with the Company’s peer group compensation programs and practices;

•	encouraging and rewarding the achievement of specific individual, business segment and corporate goals and objectives;

•

placing a significant portion of total compensation at risk through variable pay components, including upside potential where targeted objectives are exceeded, to promote management action to create added value;

•	aligning management interests with the interests of the stockholders and providing return to the stockholders above the invested cost of capital through the use of Economic Value Added (“EVA”); and

•	balancing short-term objectives with long-term strategic initiatives and thinking through the design of both short-term and long-term pay programs.

Elements of The Program; Internal Pay Equity

The Company’s executive compensation program contains a combination of both short-term and long-term elements designed to reward and encourage near-term goal accomplishment as well as to reward and encourage long-term strategic thinking and actions that benefit the Company and its stockholders. These combined elements, in tandem with employee benefits and a limited number of perquisites, form the basis of Westlake’s total compensation system. These elements have been chosen as the compensation components designed to allow the Company to adhere to the above stated compensation philosophy and program objectives which include remaining “market competitive” with its peers in the chemical industry and the broader market for executive talent. Each element has been allocated in the total compensation package in an attempt to find a balance between short-term and long-term rewards as well as cash and non-cash forms of payment. Further, the total compensation program seeks to place a significant amount of pay “at risk” through the use of variable pay elements. The Committee has determined that based on the Reference Points and their broad corporate-wide responsibilities, the PEO and the Chairman, as compared with other NEOs, should receive a higher portion of their total compensation from “at risk” components given their ability to influence Company performance and the desire of the Committee to further incentivize the PEO’s and the Chairman’s on-going efforts to create value for the stockholders. The relative difference in pay between the PEO and the Chairman primarily reflects the difference in job scope and responsibility between the two and further validated by the findings of the Reference Points data. The relationship in pay among the other NEOs is driven by variation in job scope and level of responsibility, Reference Points data, individual performance, internal equity and other factors as determined by the Committee as appropriate.

Executive Performance

On an annual basis as the Committee meets to set the target compensation for the PEO, other NEOs and other Executives, the Committee considers the responsibility and scope of the individual job assignments as well as the Executive’s job performance and achievements measured against predetermined goals and objectives. As a first step, the PEO provides his evaluation of each Executive culminating in the assignment of a numerical Individual Performance Factor (“IPF”) ranging from 80 to 120. This factor is based upon the achievement of specific goals and objectives unique to a business segment or a corporate assignment (for instance, increased market share, reduction of costs, levels of production, etc. ) and an assessment of the Executive’s individual contribution and effort and a variety of managerial success factors, including: values and ethics, communications, leadership and vision, fiscal management, people management, teamwork, commitment to health, safety and environmental matters, and problem solving. Second, the Committee may make its own assessment of each Executive based upon the interaction Committee members have had with the Executive throughout the year. Lastly, once the Committee considers all of these factors in tandem with the Reference Points, the Committee establishes the compensation target for each element of the total compensation program.

Base Pay—This element is the principal cash compensation component of the Company’s program and is designed to provide the Executive with a market-competitive minimum level of compensation. In setting base pay rates for 2009, the Committee considered the Reference Points, the scope and range of responsibility, accountability and business impact of the position as well as current economic conditions to aid it in evaluating and matching the positions with the market and setting fair-market competitive base pay targets. In setting base pay rates for Executives, the Committee has determined that, based on advice of Towers Perrin, the base pay of the Executives can generally be considered as competitive if targeted to be within 90% to 110% of the 50th percentile of the market depending on the performance of the individual Executive, the magnitude of adjustments deemed necessary by the Committee to ensure retention of the Executive and the performance of the Company. The Committee also recognizes that market pricing is an inexact science, and that base pay above or below that range may be required to meet market demand or to recognize individual performance or experience levels. None of the NEOs base salary is above 110% of the 50th percentile. The Committee does not set forth a specific fixed target percentage for any of the NEOs but rather works to set the base pay of each NEO to be within the range at its discretion based upon market and performance factors. Base pay is evaluated on an annual basis using then current market information, and the Committee may authorize an adjustment to:

•	ensure that the Executive’s current base pay is within the acceptable target level as determined by the Committee;

•	ensure internal equity;

•	recognize individual performance and contributions; or

•	recognize changes in responsibility or the scope of the Executive’s position.

For information on the salaries paid to the PEO and the other NEOs during 2008, see “Executive Compensation—2008 Summary Compensation Table”. In February 2009, the Committee, in light of current economic conditions and the Company’s cost containment efforts, elected to maintain the current base salaries for the following NEOs: $770,000 for Mr. Albert Chao, $577,000 for Mr. James Chao, $322,000 for Mr. Morse, and $281,000 for Mr. Mangieri. The Committee increased the base pay for Mr. Bender by 10% from $330,000 to $363,000 based on the Committee’s objective to move his base salary closer to the market range based on the Reference Points.

Cash Incentive Plans/Bonuses—Each Executive is eligible to be considered to receive payments from the Company’s EVA Executive Incentive Plan (“EVAIP”) and Quarterly Incentive Plan (“QIP”). These short-term, annual or quarterly cash awards are tied directly to important financial and operational goals and metrics and are designed to focus management’s attention on important near-term actions that will also lead to the long-term success of the Company. The bonus potential of these plans has been designed to serve as a significant incentive for continuous improvement and to provide compensation opportunities that are competitive within the market with an emphasis on the Company’s peers within the chemical industry.

The EVAIP is an annual performance-based cash bonus which is awarded on the basis of the achievement of an EVA target for each year. EVA is the principal financial metric used by the Company to evaluate business performance and opportunities. EVA is equal to the net operating profit after tax less a capital charge (an amount equal to the capital of the business times the cost of the capital) and is used to determine economic profit. An achievement of an EVA target means that management is providing returns to the stockholders above their invested cost of capital. Thus, when management is rewarded for achieving a particular EVA target, management’s interests are then aligned with the interests of the stockholders.

Under the terms of the EVAIP, a target bonus percentage is established by the Committee for the PEO, other NEOs and other Executives generally ranging from 30% to 80% of base pay (as of the end of the previous year) depending on the position, level and range of responsibility. In establishing the target bonus, the Committee reviews the Reference Points with respect to the PEO, and reviews the PEO’s recommendations and the Reference Points with respect to the other NEOs. Given the Company’s cost containment efforts, the Committee elected to maintain the current EVAIP target bonus percentages of all of the NEOs except for Mr. Bender, where the Committee increased his target bonus percentage closer to the desired range set forth by the Committee based on the Reference Points. The Committee set the EVAIP target bonuses as follows:

	2008	2009
• Mr. Albert Chao	80%	80%
• Mr. James Chao	80%	80%
• Mr. Morse	50%	50%
• Mr. Bender	50%	55%
• Mr. Mangieri	45%	45%

EVAIP bonus payments are based on the following factors:

•

EVA Target: The EVA target is equal to the EVA required to provide a return at or above the weighted average cost of capital (“WACC”) for the Company, currently set at approximately 9% for the purpose of calculating the EVA results. For the purpose of determining the EVAIP bonus for each Executive assigned to a business segment, the Committee applies a weight of 80% of the EVA actually achieved by the Executive’s respective business segment to the extent he or she principally supports either business segment, and a weight of 20% of the consolidated EVA achieved by the Company. If the Executive has a corporate assignment (such as finance, administration or legal), his or her target is based on the consolidated EVA of both the olefins and the vinyls segments.

•

The Non-Financial Factors (“NFFs”): At the beginning of each year, the Committee approves, based on recommendations by the PEO, specific performance-based targets for the achievement of objective and measurable goals for certain NFF for each of the major operating units within the olefins and vinyls segments and the applicable corporate staff assignments such as accounting, human resources and information technology. Some of the most common targets include reducing OSHA recordable accidents at plant locations, meeting budgeted production levels and/or sales volumes, ensuring that operating costs are at or below budgeted levels and meeting product quality targets. Thus, the calculation of the amount of NFFs applied to the EVAIP is dependent upon the attainment of goals relative to the Executive’s business segment or corporate assignment.

•	The Individual Performance Factors (the “IPFs”): In connection with the review of each NEO’s individual performance the Committee determined that each NEO’s performance met expectations.

The target EVA bonus is referred to as 1X, meaning that if returns equal the WACC, the Executive would be eligible for a bonus equal to one times the target bonus percentage. If the actual EVA achievement was higher or lower than WACC, a higher or lower bonus would be paid. The increase or decrease to the target bonus percentage is directly proportional to the percentage increase or decrease of the EVA target. A weight of 90% toward the final bonus is attributed to the EVA target.

A weight of 10% toward the final bonus is attributed to the NFFs. The NFFs are included in the bonus structure to focus management’s attention on important operational and tactical goals and objectives which ultimately impact the success of the organization and add to stockholder value. If 75% or more of the NFFs have been met, the Executives receive the entire weight of 10%. If less than 75% of the NFFs have been met, the Executives receive a proportional reduction in the 10% weight.

Lastly, the EVA bonus is multiplied by the IPF as a modifier.

In compliance with the tax requirements for deductibility of performance-based compensation, each Executive’s potential maximum performance-based cash bonus under the EVAIP is determined based on objective performance criteria. The target bonus for an Executive under the EVAIP is calculated to assume full achievement of the IPFs and NFFs, and the final bonus will be adjusted downward, if necessary, to reflect actual IPFs and NFFs achieved. The Committee retains the sole discretion to reduce the amount of an Executive’s actual bonus based on any other factors the Committee deems appropriate.

The Company has established a system under the EVAIP whereby one-third of the sum of the beginning-of-year EVAIP bonus balance and the current year’s declared bonus is paid in the form of a cash payment each year. The remaining balance is carried forward as the beginning balance for the next year. The Company established this system to provide a smoothing of bonus payments to the participants given the cyclical nature of the commodity chemical business. Thus, in years where the declared EVA bonus is very high, only a portion of the bonus is paid to allow for a balance to be available in years in which the industry cycle is on the downside. An Executive must be an active employee on the Company’s payroll on the day of the payment of the EVA bonus for a bonus payment to be made. If the Executive voluntarily terminates employment, no EVAIP bonus balance existing at the time of his or her departure will be paid.

For 2008 approximately 0.45X was added to the EVA bonus system for each of the NEOs based upon the Company’s returns compared with the targeted return and the discretion exercised by the Committee. In 2008, the NFF targets were met for all NEOs to allow for the full 10% weight to be applied to bonus calculation for each of the NEOs except for Mr. Morse who received a 6.5% weight based upon the results of the level of achievement of operational targets by the vinyls segment. The EVAIP payment for 2008 was .40X for Mr. Albert Chao, .39X for Mr. James Chao, .71X for Mr. Morse, .31X for Mr. Bender and .45X for Mr. Mangieri.

In addition, the Compensation Committee, in its discretion and based on market factors, awarded Mr. Mangieri a special one-time cash payment of $75,000 in May 2008. Please see footnote 2 to the 2008 Summary Compensation Table for more information.

The EVAIP payments are typically made in March of each year.

The QIP is a short-term cash incentive paid to all eligible employees and Executives on a quarterly basis for the achievement of short-term operating goals for their respective departments, units or operations that are similar to the factors that make up the NFFs in the EVAIP. For example, the targets for an operating unit under either the olefins or the vinyls business segment may include goals for x pounds of production at a prescribed cost per pound, with a goal to limit or reduce safety and environmental incidents and to improve product quality. The QIP award for NEOs with corporate assignments is based upon keeping operating expenses within budgeted amounts for the applicable corporate departments and a weighted average of the NFFs for each of the business segments. All of the goals are established and weighted by management and approved by the PEO at the beginning of each year and are measured each quarter to determine the level of goal achievement and the amount of payment to be made. The goal-setting process includes the establishment of targets that seek to foster continuous improvement in all aspect of the Company’s operations and in any given year to focus on the most important elements facing the operations at the time. The targeted quarterly payment under these plans for the NEOs is 2% of base pay per quarter or 8% on an annual basis. These target percentages reflect similar percentages for almost all similarly situated employees at Westlake, including operators and clerical staff who may need more frequent incentives to achieve certain short-term quarterly goals for their business segments. Payment is based upon the rate of actual goal achievement: in other words, if 60% of the quarterly targets were met, then 60% times 2% would be paid, or 1.2%. In all cases; however, the final payment is subject to the Company meeting targeted returns on capital employed (“ROCE”). In the event the ROCE target is met, 100% of the QIP payment is made. If the ROCE target is not met but is above 0%, then a pro rated QIP payment will be made. If the ROCE target is 0% or below, a payment of 25% of the QIP will be made.

In February 2009, in light of the current economic downturn and its impact on the chemical industry, the targeted QIP payment was reduced to 1% of base pay per quarter or 4% on an annual basis, effective beginning with the first quarter of 2009.

Long-term Incentives (“LTI”)—A long-term, equity-based incentive program has been adopted by the Board of Directors to 1) foster a long-term view of the business, 2) assist in retaining and rewarding Executives for their efforts and achievements, and 3) provide management with an ownership interest in the Company to further help to align their actions with those of the stockholders Under the terms of the 2004 Plan, the Company may grant Executives a variety of forms of stock-based compensation. In recent years the Company has chosen to provide awards of non-qualified stock options and restricted stock on an annual basis. In determining the targeted LTI award, the Committee utilizes the same deliberative process as earlier described for base pay and cash incentives. The Committee reviews the Reference Points and recommendations from Towers Perrin and the PEO, then sets a LTI target for each of the NEOs, which is a percentage of base pay based upon each of their base pay as of the previous year end. As with other elements of the Company’s compensation program, the size of these awards is based upon the level and scope of the Executive’s job, the performance of the individual and competitive market forces. The Committee determined that to be competitive with relevant companies set forth in the Reference Points, the LTI targets for the PEO and other NEOs should be no less than 80% of the median of long-term incentives for similarly situated executives at companies in the Reference Points. For more information on LTI awards granted to the NEOs in 2008, please see “Executive Compensation—2008 Grants of Plan-Based Awards”. After review the Reference Points the Committee elected to increase the 2008 LTI targets in February 2009 in an effort to bring the LTI targets for the NEOs closer to the market.

The LTI targets (each as a percentage of base pay for an NEO) set for the PEO and the other NEOs by the Committee for 2008 and 2009 are as follows:

	2008	2009
• Mr. Albert Chao	200%	200%
• Mr. James Chao	200%	200%
• Mr. Morse	85%	85%
• Mr. Bender	100%	100%
• Mr. Mangieri	60%	60%

The LTI awards for the PEO, other NEOs and other Executives are split, based on the grant date fair value of the Company’s stock, at the rate of 50% stock options and 50% restricted stock. The Committee has chosen to provide both stock options and restricted stock in this 50%/50% ratio to recognize the unique characteristic of each award type. While both awards provide management with an incentive to help grow the value of the Company and the corresponding value of the stock, options may experience more volatility over the term of the award, and the Executives may receive no compensation if the price of the Company’s shares never exceeds the exercise price of the options following vesting of the options. On the other hand, restricted stock awards put direct shares into the hands of management and give them a more direct line of sight to the potential value they might realize. Thus, the equal split of awards of stock options and restricted shares is designed to provide a balanced award.

Stock Options—Under the provisions of the 2004 Plan, the Company may grant stock options to executive and senior management personnel. The Board of Directors typically grants these awards annually during the first quarter of the year in conjunction with the first Board of Directors meeting of the year. The grant price for these awards is based upon the mean of the high and low market price for shares of the Company’s common stock on the date of the award as approved by the Board of Directors. All annual stock options granted by the Board of Directors to date have had a 10-year term with a three- or four-year ratable vesting period. The Company has not made any post-award adjustments in grant dates or grant prices.

Restricted Stock—As with stock options, the Board of Directors typically grants awards of restricted stock annually during the first quarter of the year in conjunction with the first Board of Directors meeting of the year. The awards granted by the Board of Directors since 2007 will vest 100% at the end of three years as a means of strengthening the Company’s overall executive retention efforts.

Stock Ownership Policy—In an effort to further align the interests of the Executives and the stockholders, effective January 1, 2009, the Committee adopted a policy that requires the PEO, each other NEO and other key Executives to retain 50% of any restricted stock awards, net of shares used to pay applicable taxes, until his or her employment with the Company terminates.

Perquisites—All Executives are eligible for a Company-paid membership in a local dining and/or athletic club and a Company-paid annual physical examination. These perquisites are provided as further means to attract and retain Executives, to provide Executives with access to facilities that may also be used for business entertainment and to promote personal health and wellness.

Post-Employment Programs—Executives are eligible for participation in the same retirement, pension and post-retirement benefit programs as all employees within their respective business units. The Company does not provide any supplemental executive retirement or pension benefit. The Company’s primary retirement benefit is the Westlake Savings Plan, a 401(k) defined contribution plan, and participating employees, including Executives, are eligible for a matching contribution from the Company based upon the plan provisions. Additionally, the Company provides an annual contribution to the plan for all eligible employees and Executives equal to 6% of their annualized base pay up to the IRS limits ($230,000 for 2008 and $245,000 for 2009). The Company sponsors one legacy defined-benefit pension plan for salaried employees as a result of an acquisition from Goodrich Corporation. One NEO, Mr. Wayne Morse, a former employee of Goodrich Corporation, currently participates in this plan under the same terms and conditions applicable to all eligible former salaried employees of Goodrich Corporation who became employees of the Company. This plan was frozen to new entrants as of January 1, 1997. For more information on this plan, see “Executive Compensation—2008 Pension Benefits”.

Employment Agreements and Severance & Change in Control Arrangements—The Company does not generally enter into employment agreements with Executives; however, each Executive is typically provided an offer letter of employment containing the principal elements of the employment arrangement, including compensation. None of these offer letters currently contains a provision for payments upon a change-in-control. However, in a limited number of cases, some Executives are provided a severance benefit in the event of involuntary termination without cause. In these cases, the benefit ranges up to a maximum of 12 months of base pay. For more information, see “Executive Compensation—Employment Agreements.”

Deferred Compensation Programs—The Company has no deferred compensation programs except for the standard provisions of the Company’s 401(k) plan and provisions of Section 125 of the Internal Revenue Code whereby salary is reduced for taxation since the 401(k) contributions are made by employees on a pre-tax basis, thereby reducing their salary and taxable income.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The following report has been submitted by the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for its 2009 annual meeting, which is incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, each as filed with the Securities and Exchange Commission.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Max L. Lukens, Chairman

Albert Chao

Dorothy C. Jenkins

H. John Riley, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Albert Chao and Dorothy C. Jenkins are members of the Compensation Committee and are not “independent” as defined by the listing standards of the New York Stock Exchange. Max L. Lukens and H. John Riley, Jr. are also members of the Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe all stock transaction reports required to be filed with the SEC under Section 16(a) of the Securities Exchange Act of 1934 in 2008 were timely filed by all directors, officers and beneficial owners of more than 10% of our common stock.

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation awarded to or earned during 2008 by the NEOs.

2008 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Albert Chao	2008	765,283	—	391,378	315,557	284,329	—	32,992	1,789,539
President and Chief	2007	723,333	—	240,600	215,711	840,616	—	22,078	2,042,338
Executive Officer	2006	608,333	—	134,878	168,726	830,280	—	20,059	1,762,276

James Chao	2008	569,329	—	284,354	228,976	210,202	—	30,517	1,323,378
Chairman	2007	520,016	—	176,534	161,987	602,205	—	21,146	1,481,888
	2006	446,667	—	98,910	129,686	609,733	—	19,608	1,304,604

M. Steven Bender	2008	321,675	—	125,279	108,155	66,627	—	22,930	644,666
Senior Vice President, Chief Financial Officer and Treasurer	2007	267,505	—	94,858	80,162	175,530	—	19,454	637,509

Wayne D. Morse	2008	320,077	—	119,919	100,194	130,309	36,225	13,453	720,177
Senior Vice	2007	307,841	—	91,852	87,331	217,103	117,827	9,599	831,553
President, Vinyls	2006	292,500	—	34,949	50,308	233,698	108,035	7,813	727,303

George J. Mangieri	2008	279,225	75,000	121,261	105,818	70,411	—	28,064	679,779
Vice President & Chief Accounting Officer

(1)	See “Compensation Discussion and Analysis—Elements of the Program; Internal Pay Equity—Base Pay” for more information on base salary.
(2)	Represents a discretionary one-time payment of $75,000 to Mr. Mangieri in May 2008 based on market factors.
(3)

These amounts represent the compensation cost recognized by us in the applicable year related to restricted stock awards to our named executive officers, calculated in accordance with Statement of Financial Accounting Standards No. 123(R). For a discussion of the related valuation assumptions for restricted stock awards granted in 2008, 2007 and 2006, please see Note 9 (2008), Note 9 (2007) or Note 2 (2006) to our consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 2008, December 31, 2007 and December 31, 2006, respectively.
(4)	These amounts represent the compensation cost recognized by us in the applicable year related to stock option awards to our named executive officers, calculated in accordance with Statement of Financial Accounting Standards No. 123(R). For a discussion of the related valuation assumptions for stock option awards granted in 2008, 2007 and 2006, please see Note 9 (2008), Note 9 (2007) or Note 2 (2006) to our consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 2008, December 31, 2007 and December 31, 2006, respectively.
(5)	The amounts represent the sum of (A) a QIP quarterly incentive bonus amount earned in the applicable year and (B) an EVAIP payout with respect to such year. See “Compensation Discussion and Analysis—Elements of the Program; Internal Pay Equity—Cash Incentive Plans; Bonuses” for more information on these non-equity incentive awards.
(6)	The amount represents the change in actuarial present value of the accumulated present value of the accumulated benefit under our defined benefit plan at the end of any applicable year, as compared to the end of the immediately preceding year.
(7)	The amounts include the following in 2008:

	Westlake Matching Contributions to 401(k) Savings Plan and Additional Contributions of 6% of Annualized Base Pay (Up to $230,000 In 2008)	Term Life Insurance Premiums	Cash Dividends on Unvested Restricted Stock
Albert Chao	$23,000	$1,080	$8,912
James Chao	$23,000	$1,080	$6,437
M. Steven Bender	$17,512	$952	$4,466
Wayne D. Morse	$9,200	$929	$3,324
George J. Mangieri	$23,000	$811	$4,253

The amounts include the following in 2007:

	Westlake Matching Contributions to 401(k) Savings Plan and Additional Contributions of 5% of Annualized Base Pay (Up to $225,000 In 2007)	Term Life Insurance Premiums	Cash Dividends on Unvested Restricted Stock
Albert Chao	$18,000	$576	$3,502
James Chao	$18,000	$576	$2,570
M. Steven Bender	$15,426	$576	$3,453
Wayne D. Morse	$6,750	$576	$2,273

The amounts include the following in 2006:

	Westlake Matching Contributions to 401(k) Savings Plan and Additional Contributions of 5% of Annualized Base Pay (Up to $220,000 In 2006)	Term Life Insurance Premiums	Cash Dividends on Unvested Restricted Stock
Albert Chao	$17,600	$768	$1,691
James Chao	$17,600	$768	$1,240
Wayne D. Morse	$6,600	$768	$445

2008 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2) (#)	All Other Option Awards: Number of Securities Underlying Options (3) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
		Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Albert Chao	2/15/2008	—	—		—	—	—	—	28,771	—	—	$554,993
	2/15/2008	—	—		—	—	—	—	—	68,422	$19.29	$506,323
		—	616,272	(5)	—	—	—	—	—	—	—	—
		—	61,627	(6)	—	—	—	—	—	—	—	—
James Chao.	2/15/2008	—	—		—	—	—	—	20,607	—	—	$397,509
	2/15/2008	—	—		—	—	—	—	—	49,007	$19.29	$362,652
		—	461,753	(7)	—	—	—	—	—	—	—	—
		—	46,175	(8)	—	—	—	—	—	—	—	—
M. Steven Bender	2/15/2008	—	—		—	—	—	—	3,266	—	—	$63,001
	2/15/2008	—	—		—	—	—	—	—	7,767	$19.29	$57,476
		—	165,004	(9)	—	—	—	—	—	—	—	—
		—	26,401	(10)	—	—	—	—	—	—	—	—
Wayne D. Morse	2/15/2008	—	—		—	—	—	—	4,821	—	—	$92,997
	2/15/2008	—	—		—	—	—	—	—	11,466	$19.29	$84,848
		—	161,045	(11)	—	—	—	—	—	—	—	—
		—	25,767	(12)	—	—	—	—	—	—	—	—
George J. Mangieri	2/15/2008	—	—		—	—	—	—	3,149	—	—	$60,744
	2/15/2008	—	—		—	—	—	—	—	7,489	$19.29	$55,419
		—	126,482	(13)	—	—	—	—	—	—	—	—
		—	22,486	(14)	—	—	—	—	—	—	—	—

(1)	Represents grants of QIP and EVAIP incentive awards. The amount shown in the “target” column represents the target percentage of each NEO’s 2008 base salary for each award. There is no “threshold” or “maximum” with respect to these awards. Please see “Compensation Discussion and Analysis—Elements of the Program; Internal Pay Equity—Cash Incentive Plans/Bonuses” for more information regarding the QIP and EVAIP incentive awards.
(2)	Represents shares of restricted stock that will vest on February 15, 2011. The named executive officers receive dividends and have voting rights with respect to the unvested shares during the restricted period.
(3)	Represents stock options that vest or vested in three equal installments on February 15, 2009, February 15, 2010 and February 15, 2011.
(4)	Represents the full grant date fair value of the awards calculated in accordance with Financial Accounting Standards No. 123(R). For a discussion of the related valuation assumptions, please see Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.
(5)	EVAIP award based on a target percentage of 80% of Mr. Albert Chao’s base salary for 2008.
(6)	QIP award based on a target percentage of 8% of Mr. Albert Chao’s base salary for 2008.
(7)	EVAIP award based on a target percentage of 80% of Mr. James Chao’s base salary for 2008.
(8)	QIP award based on a target percentage of 8% of Mr. James Chao’s base salary for 2008.
(9)	EVAIP award based on a target percentage of 50% of Mr. Bender’s base salary for 2008.
(10)	QIP award based on a target percentage of 8% of Mr. Bender’s base salary for 2008.
(11)	EVAIP award based on a target percentage of 50% of Mr. Morse’s base salary for 2008.
(12)	QIP award based on a target percentage of 8% of Mr. Morse’s base salary for 2008.
(13)	EVAIP award based on a target percentage of 45% of Mr. Mangieri’s base salary for 2008.
(14)	QIP award based on a target percentage of 8% of Mr. Mangieri’s base salary for 2008.

2008 Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Fair Market Value of Shares of Stock That Have Not Vested(1) ($)
	Exercisable	Unexercisable
Albert Chao	44,400	—	(2)	$14.50	8/16/2014	—		—
	10,160	3,387	(3)	$27.22	8/31/2015	—		—
	4,756	4,758	(4)	$36.10	3/15/2016	—		—
	7,030	14,060	(5)	$31.61	2/23/2017	—		—
	—	68,422	(6)	$19.29	2/15/2018	—		—
	—	—		—	—	1,932	(7)	$31,472
	—	—		—	—	10,123	(8)	$164,904
	—	—		—	—	28,771	(13)	$468,680
James Chao	35,300	—	(2)	$14.50	8/16/2014	—		—
	7,450	2,484	(3)	$27.22	8/31/2015	—		—
	3,488	3,489	(4)	$36.10	3/15/2016	—		—
	5,162	10,326	(5)	$31.61	2/23/2017	—		—
	—	49,007	(6)	$19.29	2/15/2018	—		—
	—	—		—	—	1,417	(7)	$23,083
	—	—		—	—	7,434	(8)	$121,100
	—	—		—	—	20,607	(13)	$335,688
M. Steven Bender	1,962	1,310	(9)	$25.42	6/15/2015	—		—
	176	59	(3)	$27.22	8/31/2015	—		—
	460	462	(4)	$36.10	3/15/2016	—		—
	788	1,576	(5)	$31.61	2/23/2017	—		—
	—	30,714	(11)	$31.61	2/23/2017	—		—
	—	7,767	(6)	$19.29	2/15/2018	—		—
	—	—		—	—	862	(10)	$14,042
	—	—		—	—	188	(7)	$3,063
	—	—		—	—	1,135	(8)	$18,489
	—	—		—	—	15,818	(12)	$257,675
	—	—		—	—	3,266	(13)	$53,203
Wayne D. Morse	2,032	1,016	(3)	$27.22	8/31/2015	—		—
	951	952	(4)	$36.10	3/15/2016	—		—
	1,631	3,263	(5)	$31.61	2/23/2017	—		—
	—	15,357	(11)	$31.61	2/23/2017	—		—
	—	11,466	(6)	$19.29	2/15/2018	—		—
	—	—		—	—	387	(7)	$6,304
	—	—		—	—	2,349	(8)	$38,265
	—	—		—	—	7,909	(12)	$128,838
	—	—		—	—	4,821	(13)	$78,534
George J. Mangieri	3,767	—	(2)	$14.50	8/16/2014	—		—
	1,334	445	(3)	$27.22	8/31/2015	—		—
	486	486	(4)	$36.10	3/15/2016	—		—
	865	1,730	(5)	$31.61	2/23/2017	—		—
	—	30,714	(11)	$31.61	2/23/2017	—		—
	—	7,489	(6)	$19.29	2/15/2018	—		—
	—	—		—	—	198	(7)	$3,225
	—	—		—	—	1,246	(8)	$20,297
	—	—		—	—	15,818	(12)	$257,675
	—	—		—	—	3,149	(13)	$51,297

(1)	Based on the closing price of our common stock on the New York Stock Exchange on December 31, 2008 ($16.29 per share).

(2)	These stock options vested in three equal installments on August 16, 2005, August 16, 2006 and August 16, 2007.
(3)	These stock options vest or vested in four equal installments on August 31, 2006, August 31, 2007, August 31, 2008 and August 31, 2009.
(4)	These stock options vest or vested in four equal installments on March 15, 2007, March 15, 2008, March 15, 2009 and March 15, 2010.
(5)	These stock options vest or vested in three equal installments on February 23, 2008, February 23, 2009 and February 23, 2010.
(6)	These stock options vest or vested in three equal installments on February 15, 2009, February 15, 2010 and February 15, 2011.
(7)	These shares of restricted stock vest or vested in three equal installments on March 15, 2007, March 15, 2008 and March 15, 2009.
(8)	These shares of restricted stock will vest on February 23, 2010.
(9)	These stock options vest or vested in five equal installments on December 31, 2006, December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010.
(10)	These shares of restricted stock vest or vested in five equal installments in December 31, 2006, December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010.
(11)	These stock options will vest in two equal installments on February 23, 2012 and August 23, 2016.
(12)	These shares of restricted stock will vest in two equal installments on February 23, 2012 and August 23, 2016.
(13)	These shares of restricted stock will vest on February 15, 2011.

2008 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Albert Chao	—	—	4,859	$83,654
James Chao	—	—	3,563	$61,341
M. Steven Bender	—	—	669	$10,504
Wayne D. Morse	4,834	$38,842	1,265	$22,332
George J. Mangieri	—	—	582	$10,182

(1)	Based on the difference between the market price of our common stock on the date of exercise and the option exercise price.
(2)	Based on the market price of our common stock on the applicable vesting date.

2008 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During 2007 ($)
Albert Chao	—	—	—		—
James Chao	—	—	—		—
M. Steven Bender	—	—	—		—
Wayne D. Morse	Salaried Plan	41	888,629	(1)	0
George J. Mangieri	—	—	—		—

(1)	Represents the present value of accumulated benefits as of December 31, 2008 based on a 6.00% interest rate and the RP-2000 combined healthy male mortality table. For the purposes of calculating the change in actuarial present value of the accumulated benefit for Mr. Morse in our defined benefit plan as of December 31, 2008 compared to December 31, 2007 in the 2008 Summary Compensation Table, the December 31, 2007 present value was based on a 5.75% interest rate and the same mortality table.

The Company maintains the Westlake Salaried Employees’ Defined Benefit Plan and the Westlake Wage Employees’ Defined Benefit Plan, which cover substantially all of the salaried and all of the wage employees of one of our subsidiaries, respectively. Benefits for salaried employees are based primarily on years of service and the employees’ pay near retirement. Benefits for wage employees are based upon years of service and a fixed amount as periodically adjusted. We recognize the years of service prior to our acquisition of the facilities related to the subsidiary’s business for purposes of determining vesting, eligibility and benefit levels for certain employees of the subsidiary and for determining vesting and eligibility for certain other employees of the subsidiary. Mr. Morse is our only NEO who is eligible to participate in the Westlake Salaried Employees’ Defined Benefit Plan.

The present value of accumulated benefits under the Westlake Salaried Employees’ Defined Benefit Plan is based on the assumptions used for SFAS No. 132 financial accounting disclosure, except that we assume a retirement age of 65, which is the normal retirement age under such plan. It also assumes payment of the benefit under the basic form of allowance provided under such plan (payment for the life of the employee with five years certain).

Under such plan, the annual retirement benefit consists of the following:

(1)	1.15% of Mr. Morse’s “final average compensation” (as defined below) as of the date of retirement multiplied by the number of years of his credited service, plus

(2)	1.00% of Mr. Morse’s “final average compensation” as of the date of retirement multiplied by the number of years of his credited service as of April 1, 2008, plus

(3)	0.45% of Mr. Morse’s “final average compensation” in excess of “covered compensation” (as defined below) as of the date of his retirement multiplied by the number of years of his credited service (not to exceed 35 years), less

(4)	$43,936.68, which represents the frozen accrued benefits payable to Mr. Morse under the Goodrich Corporation pension plan.

This benefit calculation under the Westlake Salaried Employees’ Defined Benefits Plan includes service earned by Mr. Morse while employed at Goodrich Corporation. Therefore, the benefit accrued by Mr. Morse at Goodrich Corporation is used as an offset to such plan to avoid giving double credit for his Goodrich Corporation service.

The “final average compensation” is the average of the highest four consecutive calendar years of earnings. Earnings include W-2 compensation and amounts contributed under the provisions of the applicable employee benefit plan. Earnings exclude year-end profit sharing bonus, expatriate pay, relocation allowances and auto allowances. “Covered compensation” is the average of the taxable wage basis for the 35-year period ending with the calendar year in which an individual attains social security retirement age within the meaning of the Social Security Act. Credited service is calculated on actual years of service.

The plan allows participants to retire early after attaining the age of 55 and completing 10 years of service. The early retirement benefit is reduced 6% for each year early retirement precedes the age of 62. Mr. Morse is currently eligible for early retirement.

EMPLOYMENT AGREEMENTS

We have agreed with Mr. Morse that his annual base salary will be not less than $245,018 and have agreed to pay him for twelve months at his then current salary in the event of his involuntary termination, except in the case of cause, death, disability or retirement. A copy of Mr. Morse’s agreement has been filed as an exhibit to our Annual Report on Form 10-K.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under our Code of Conduct, each of our employees (including our NEOs) is required to disclose to us and seek approval before undertaking any activity that could create a conflict of interest or the appearance of a conflict of interest between his or her personal interests and our interests. The members of our Board of Directors are also subject to the Code of Conduct. The Board of Directors is responsible for reviewing transactions between Westlake and other companies or organizations with which members of the Board of Directors may have affiliations.

The office space for our principal executive offices in Houston, Texas is leased, at market rates, from an affiliate of our principal stockholder, GUIC Post Oak, Ltd., under a lease with a termination effective December 31, 2009. Total annual lease payments in 2008 were approximately $1.5 million. In 2008, we and GUIC Post Oak, Ltd. entered into a new lease with a term commencing January 1, 2010 and ending on December 31, 2014.

Effective July 1, 2004, Westlake Management Services, Inc., our wholly-owned subsidiary (WMS), and Titan Petrochemical & Polymers Berhad (now known as Titan Chemicals Corp. Bhd., or Titan), a Malaysian affiliate of our principal stockholder, entered into a service level agreement under which WMS provides services to Titan. The basic fee under the agreement is $0.5 million per year, plus additional reimbursements of actual costs, overhead, administrative fees, and/or profit margin for certain additional services. The term of the agreement is scheduled to expire on June 30, 2009. WMS received approximately $676,000 for services under the agreement in 2008. WMS also received approximately $194,000 in 2008 for services rendered in prior years.

Both of the related party transactions set forth above have been approved by the Board of Directors without the participation of the directors interested in the transactions.

PROPOSAL 2—RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2008. Although the ratification of the appointment of an independent registered public accounting firm is not required to be submitted to a vote of stockholders, our Board of Directors has decided to ask our stockholders to ratify this appointment. If our stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider the appointment of another accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THIS APPOINTMENT BE RATIFIED.

PricewaterhouseCoopers LLP, or its predecessor, has served as our independent registered public accounting firm since 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of the stockholders. If present, the representatives will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

For the years ended December 31, 2008 and 2007, we paid the following fees to PricewaterhouseCoopers LLP:

Fees	2008	2007
Audit fees (1)	$1,712,950	$1,626,806
Audit-related fees (2)	30,000	215,164
Tax fees (3)	167,701	399,983
All other fees (4)	2,399	8,655

Total fees billed	$1,913,050	$2,250,608

(1)	Audit fees represent fees billed for professional services rendered for the audits of our annual consolidated financial statements, statutory audits of our subsidiaries, audit of internal controls, quarterly review of our consolidated financial statements, reviews of documents filed with the SEC, registration statements and comfort letters.
(2)	Audit-related fees represent fees billed for professional services rendered for audits of employee benefit plans, attest services and accounting consultations.
(3)	Tax fees represent fees billed for professional services rendered for tax planning, tax advice and tax compliance.
(4)	All other fees include auditor-sponsored seminars and accounting research database licenses.

AUDIT COMMITTEE PRE-APPROVAL

The Audit Committee has adopted a policy for the pre-approval of services provided by the Company’s independent registered public accounting firm. Under the policy, pre-approval is generally provided for work associated with audit, review or attest engagements, tax and permissible non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC.

REPORT OF THE AUDIT COMMITTEE

Four directors make up the Audit Committee of our Board of Directors: Robert T. Blakely (chairman), E. William Barnett, Max L. Lukens and H. John Riley, Jr.

During the course of performing its duties, the Audit Committee issued the following report.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The charter of the Audit Committee of the Board of Directors specifies that the purpose of the Audit Committee is to assist the Board of Directors in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent registered public accounting firm; and

•	the performance of the Company’s independent registered public accounting firm and internal audit function.

The Audit Committee charter is available on the Company’s Investor Relations Web site (www.westlake.com under “Investor Relations”).

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•

supervises the relationship between the Company and its independent registered public accounting firm, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accounting firm; and

•

oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program.

On December 31, 2008, the Audit Committee was comprised of Mr. Robert T. Blakely, Mr. E. William Barnett, Mr. Max L. Lukens and Mr. H. John Riley, Jr. The Audit Committee met seven times during 2008. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors, in each case without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During 2008, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accountants of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees) (as modified by Statement on Auditing Standards No. 90), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence.

The Audit Committee also reviewed and discussed with the Company’s management and the independent registered public accounting firm management’s report and PricewaterhouseCoopers LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit

Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all these reviews and discussions into account, the undersigned Audit Committee members recommend to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Robert T. Blakely, Chairman

E. William Barnett

Max L. Lukens

H. John Riley, Jr.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

We do not know of any matters other than those stated above which are to be brought before the annual meeting of the stockholders. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

HOUSEHOLDING

Our annual report to stockholders has been mailed to all stockholders entitled to vote at the annual meeting of stockholders on or before the date of mailing this proxy statement. The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, that stockholder should contact their broker or send a request to our Investor Relations Department, Westlake Chemical Corporation, 2801 Post Oak Blvd., Suite 600, Houston, Texas 77056, telephone number (713) 960-9111. The Company will deliver, promptly upon written or oral request to the Investor Relations Department, a separate copy of the 2008 annual report to stockholders and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered. If you hold your shares through a broker and you reside at an address at which two or more stockholders reside, but you are currently receiving more than one copy of the annual report and proxy statement, you may request delivery of a single copy of the annual report and proxy statement by contacting your broker or sending a request to the address above. The annual report is not a part of the proxy solicitation material.

OBTAINING COPIES OF THE COMPANY’S FORM 10-K

STOCKHOLDERS OF THE COMPANY MAY OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 BY SENDING A WRITTEN REQUEST FOR THE FORM 10-K TO THE INVESTOR RELATIONS DEPARTMENT, WESTLAKE CHEMICAL CORPORATION, 2801 POST OAK BLVD., SUITE 600, HOUSTON, TEXAS 77056.

STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2010 annual meeting of stockholders must be forwarded in writing and received at our principal executive offices no later than December 11, 2009, directed to the attention of the corporate secretary, for consideration for inclusion in our Proxy Statement for the annual meeting of stockholders to be held in 2010. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the Proxy Statement but seeking to have its proposal considered at the 2010 annual meeting, if that stockholder fails to notify us in the manner set forth above of its proposal by January 14, 2010, then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2010 annual meeting, notwithstanding that stockholders have not been advised of the proposal in the Proxy Statement for the 2010 annual meeting of stockholders. Any stockholder proposals must comply in all respects with the rules and regulations of the SEC.

Stephen Wallace Vice President, General Counsel and Secretary

April 10, 2009

ANNUAL MEETING OF STOCKHOLDERS OF

WESTLAKE CHEMICAL CORPORATION

May 14, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
COMPANY NUMBER

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

ACCOUNT NUMBER

CONTROL NUMBER

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

i Please detach along perforated line and mail in the envelope provided IF you are not voting by telephone or the Internet. i

¢ 20230000000000001000 9	051409

THIS PROXY WILL BE VOTED OR NOT VOTED AS YOU DIRECT BELOW.

IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

Proposal 1 - To elect two members of the Board of Directors for the terms described herein; The two directors to be re-elected are Class II directors (James Chao and H. John Riley, Jr.).				FOR	AGAINST	ABSTAIN
			Proposal 2 - To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	O James Chao O H. John Riley, Jr.
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES			Proposal 3 - To act upon any other matters that may properly come before the annual meeting.
☐ FOR ALL EXCEPT (See instructions below)

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

THANK YOU FOR VOTING

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

I PLAN TO ATTEND THE ANNUAL MEETING ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:		Signature of Shareholder		Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

If you vote your proxy by telephone or on the Internet, you do NOT need to mail back your proxy card.

IF YOU WISH TO VOTE BY TELEPHONE IN THE UNITED STATES, PUERTO RICO OR CANADA, PLEASE FOLLOW THE INSTRUCTIONS BELOW. IF YOU VOTE BY TELEPHONE OR THE INTERNET, PLEASE DO NOT RETURN YOUR PROXY CARD BY MAIL.

HAVE YOUR VOTING DIRECTION CARD IN HAND.

TO VOTE BY PHONE THROUGH OUR TABULATOR, AMERICAN STOCK TRANSFER & TRUST COMPANY:

•	On a touch-tone telephone call Toll Free 1-800-PROXIES - 24 hours a day - 7 days a week.

•	Enter your eleven-digit Control Number, which is indicated on the other side of this card.

•	Follow the voice instructions.

1	¢

PROXY	PROXY

WESTLAKE CHEMICAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting - May 14, 2009

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints David R. Hansen and George J. Mangieri as proxy holders with full power to act alone and with power of substitution, to vote all stock which the undersigned could vote at the Company’s Annual Meeting of Stockholders to be held at the Westlake Center Annex, 2801 Post Oak Blvd., Houston, Texas 77056, on May 14, 2009, at 9:00 a.m. (local time), and at any adjournment thereof, in the manner stated herein as to the following matters and in their discretion on any other matters that may properly come before the meeting, all as described in the accompanying Notice and Proxy Statement.

This Proxy is Continued on the Reverse Side

Please Sign on the Reverse Side and Return Promptly

COMMENTS:

¢	14475	¢